EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-169695) of Visteon Corporation of our report dated March 9, 2011 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Visteon Corporation (“Successor”) at December 31, 2010 and for the three-months ended December 31, 2010, and of our report dated March 9, 2011 relating to the consolidated financial statements and financial statement schedule of Visteon Corporation (“Predecessor”) at December 31, 2009 and for the nine-months ended October 1, 2010 and for each of the two years in the period ended December 31, 2009, which appear in this Form 10-K.
PricewaterhouseCoopers LLP
Detroit, Michigan
March 9, 2011